UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                        Under the Securities Act of 1934


                         DESTINY MEDIA TECHNOLOGIES INC.
                                 (Name of Issuer

                                  Common Stock
                         (Title of Class of Securities)

                                    25063G204
                                 (CUSIP Number)

                                 July 18, 2000
             (Date of Event which Requires Filing of this Statement)

                                  SCHEDULE 13D


CUSIP No. 25063G204

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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          STEVE VESTERGARD
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
-------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
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5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OE 2(e)

                                                                            |_|

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6         CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
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                           7     SOLE VOTING POWER

    NUMBER OF SHARES             5,666,500
  BENEFICIALLY OWNED BY    -----------------------------------------------------
  EACH REPORTING PERSON    8     SHARED VOTING POWER
          WITH
                                 0
                           -----------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 5,666,500
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,666,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          22.99%          Based upon 24,651,000 shares outstanding at 11/30/00.
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Nore:  Shares reported <5,666,500, include options for 375,000 shares.

ITEM 1(A)         Name of Issuer

                  DESTINY MEDIA TECHNOLOGIES INC.

ITEM 1(B)         Address of Issuer's Principal Executive Offices

                  950-555 West Hastings Street
                  Vancouver, BC CANADA
                  V6B 4N4

ITEM 2(A)         Name of Person(s) Filing

                  David John Lawrence

ITEM 2(B)         Address of Principal Business Office or, if none, residence

                  950-555 West Hastings Street
                  Vancouver, BC CANADA
                  V6B 4N4

ITEM 2(C)         Citizenship

                  United States

ITEM 2(D)         Title of Class of Securities

                  Common stock

ITEM 2(E)         CUSIP Number

                  25063G204

ITEM 3   Source and Amount of Funds

                  N/A

ITEM 4   Purpose of Transaction

                  Securities obtained  for  the  individual   account  of  the
                  Reporting  Person for investment  purposes only.


ITEM 5   Ownership

                  (a)      Amount Beneficially Owned by Reporting Person:
                                                  5,666,500 Shares

                  (b)      (i)      Sole power to vote or to direct the vote:
                                                  5,666,500 Shares

                  (b)      (ii)     Shared power to vote or to direct the vote:
                                                  0

                  (b)      (iii)    Sole power to dispose or to direct the
                                    disposition of:
                                                  5,666,500 Shares

                  (b)      (iv)     Shared power to dispose or to direct the
                                    disposition of:
                                                  0

                  (c)      Transactions  within  past  sixty  days:  N/A

                  (d)      None.

                  (e)      N/A.

ITEM 6 Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  None.

ITEM 7   Material to be Filed as Exhibits

                  None.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 28, 2001                   /s/Steve Vestergard
--------------------------------    -------------------------------------
              Date                               Signature

                                     Steve Vestergard/ Reporting Person
                                    -------------------------------------
                                                 Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.